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                       [LETTERHEAD OF THE BIBB COMPANY]


CONTACT:  The Bibb Company
          Chuck Tutterow
          Vice President, Finance
          770-644-7050

          Mount Vernon Mills, Inc.
          Ned Cochrane
          Vice President and Secretary
          864-233-4151


                  THE BIBB COMPANY SELLS ITS NAPERY BUSINESS
                          TO MOUNT VERNON MILLS, INC.

           Bibb Will Close Its Roanoke Rapids, North Carolina, Plant

ATLANTA (December 29, 1997) -- The Bibb Company (AMEX: BIB) today announced that it has sold its napery business to Mount Vernon Mills, Inc. and will close its manufacturing plant in Roanoke Rapids, North Carolina, by the end of February 1998. Terms of the transaction were not disclosed.

     Bibb's Chairman, President and Chief Executive Officer Michael L. Fulbright said, "The decision to sell our napery business is consistent with the actions we have taken throughout 1997 to stabilize our Company and ensure a solid, profitable 1998. With this sale, we can bring an even stronger focus to our home furnishings and engineered products lines where we have a strong market position and growth potential."

     Commenting on the Roanoke Rapids facility, Fulbright added, "All operations at our Roanoke Rapids plants, our only facility in North Carolina, will cease during the first quarter of 1998. There will be certain one-time charges associated with this action that will be reflected in fourth quarter results, which we expect to report in mid-February 1998."

     Mount Vernon's President and Chief Operating Officer Roger W. Chastain said, "Our Company is very excited about this acquisition. It has been our strategy to grow both by internal means and by acquisition. This transaction will make us the only vertical producer of napery for the hospitality and institutional markets in the U.S. This will also enable Mount Vernon to offer a full range of Momie and Damask woven products in both cotton and blends."

     Bibb is a manufacturer and marketer of consumer products for the home, principally sheets, bedding and bath accessories; textile products for the hospitality and healthcare industries; fabric for the apparel industry; and specially engineered textile products used in making high-pressure hoses and
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other industrial products.  Bibb operates seven manufacturing facilities in
Georgia, North Carolina, South Carolina and Virginia.

     Mount Vernon Mills, Inc. is a diversified and integrated producer of yarns, fabrics and related products for the apparel, home furnishings, industrial, automotive and consumer goods markets. Headquartered in Greenville, South Carolina, Mount Vernon has about 5,800 employees and operates 15 manufacturing facilities located in South Carolina, Georgia, Alabama and Texas.